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                                                                    EXHIBIT 99.1

                            SYNOVIS LIFE TECHNOLOGIES
                           SECOND QUARTER FISCAL 2004
                          MAY 19, 2004, 10:00 A.M., CT

Operator Ladies and gentlemen, thank you for standing by and welcome to the Synovis Life Technologies second-quarter conference call. At this time, all participants are in a listen-only mode. Following today's presentation, instructions will be given for the question and answer session. If anyone needs any assistance during today's conference, please press the star followed by the zero. As a reminder, this conference is being recorded today, Wednesday, May 19, 2004.

                           I would now like to turn the conference over to Ms. Karen Gilles Larson. Please go ahead, ma'am.

K. Gilles Larson           Thank you. Good morning. Welcome to Synovis Life
                           Technologies' second-quarter fiscal 2004 conference call.

                           Connie Magnuson, chief financial officer, and Fariborz BoorBoor, executive vice president of Synovis, are on the call with me this morning.

                           Forward-looking statements made in the course of this phone conference are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements can be identified by words such as should, could, may, will, expect, believe, anticipate, estimate, continue or other similar expressions. There are certain important factors that could cause results to differ materially from those anticipated by these forward-looking statements made during the course of this conference. References made to the company's annual report on Form 10-K are for the year ended October 31, 2003. Results are for the consolidated company and for fiscal periods unless otherwise identified. Comparisons are always for the same period of the prior fiscal year unless specified differently.

                           Connie Magnuson, our chief financial officer will begin our conference by reviewing and commenting on the financial results of the quarter. This will provide a context for the comments that will follow. Connie, please proceed.

C. Magnuson                Good morning. I will first comment on our
                           consolidated P&L results as well as the key results of each of our reportable business segments, surgical and interventional, for the second quarter that ended
                           April 30th as well as the results for this first half of fiscal 2004. Finally, I will comment on the significant elements of our strong balance sheet and

SYNOVIS LIFE TECHNOLOGIES                                                 PAGE 1

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                           related cash flows for the 6 months ended April 30th.

                           Consolidated revenue totaled $13.7 million in the second quarter, down $1.6 million, or 10 percent from the second quarter of last year. Compared to the first quarter of fiscal 2004, second quarter revenue is up $2.2 million, or 19 percent.

                           Our consolidated gross margin was 41 percent in the quarter, down two percentage points from Q2 of last year. This lower gross margin is the combination of a significantly lower gross margin within the interventional business, offset by the positive impact of higher surgical gross margins in the quarter and business unit mix being weighted more heavily by a surgical higher margin business.

                           On a consolidated basis, operating expenses increased $338,000, or seven percent over Q2 of last year and have been managed to well below plan in each of the businesses.

                           Total operating expense for the quarter is more than a million dollars under planned levels with each business responsible for roughly 50 percent of that benefit.

                           Consolidated operating income is $644,000 in the second quarter at an operating margin percentage of
                           4.7 percent.

                           The effective tax rate in the quarter is 31.2 percent, with a year-to-date effective rate of 32.5 percent which is what we presently expect for the full year 2004.

                           Net income is $483,000 in the quarter, or four cents per diluted share as compared to the $1.2 million, or 12 cents per diluted share reported in the second quarter of last year.

                           The incremental 1.5 million shares associated with the September private placement are obviously fully reflected in the Q2 earnings per share for fiscal 2004 with just over a half-penny impact on the reported EPS.

                           For the first six months of fiscal 2004 consolidated revenue totaled $25.3 million, down $2.5 million, nine percent from the same six-month period of last year. Surgical business revenue increased seven percent to $13.3 million in the period while interventional business revenue decreased 22 percent to $12 million.

                           Consolidated gross margins are 44.6 percent for the year-to-date period, compared to 43.2 percent in 2003. As noted previously, the consolidated margin percentage reflects the impact of higher gross margins within the surgical business, increased weighting of the

SYNOVIS LIFE TECHNOLOGIES                                                 PAGE 2

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                           surgical business revenue as a percentage of total
                           revenues, offset by lower gross margins in the interventional business.

                           Operating expense on a year-to-date basis is $10.1 million in 2004, up $1.2 million, or 13 percent compared to the same period in 2003. As was the case for the quarter, operating expenses are well under plan year-to-date. For the first six months, operating expenses are more than $2.1 million below plan.

                           Consolidated operating income is $1.2 million for the first half of fiscal 2004 at an operating margin percentage of 4.8 percent.

                           Consolidated net income is $902,000 for the six months ended April 30th, or eight cents per diluted share as compared to the $2 million, or 20 cents per diluted share reported in the same period of fiscal 2003.

                           Turning now to the surgical business. Surgical business revenue increased five percent to $6.6 million in the quarter as compared to Q2 of last year. Peri-Strips revenue in the quarter was essentially flat with that of Q2 of 2003 and Q1 of 2004. Karen will comment on the gastric bypass market later in the call.

                           Of particular note among the other surgical product lines, the microsurgery product lines have $513,000 of revenue in the quarter with a 50 percent quarterly growth rate when compared to the second quarter of 2003.

                           The surgical business gross margin was 66 percent in the quarter, up three points from Q2 of last year due to manufacturing efficiencies that have been achieved over the past year and the benefit of lower production and overhead rates from late fiscal 2003.

                           Surgical business operating expense increased 16 percent in the second quarter as compared to the prior year. Within the surgical business, we had higher R&D expenses, expanded facility rental costs and increased regulatory, clinical and marketing costs in support of growth opportunities.

                           The surgical business contributed operating income of $967,000 at an operating margin percentage of 14.6 percent in the quarter, down 11 percent, or $123,000 from the second quarter of last year when the operating margin percentage was 17.2 percent.

                           For the last two years we have invested time and dollars in the selection and implementation of a new enterprise resource planning, or ERP, software program for the surgical business, essential for increasing our efficiency and effectiveness as an organization. For the last six months it has required the attention of four full-time employees and a

SYNOVIS LIFE TECHNOLOGIES                                                 PAGE 3

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                           substantial amount of time from many, many more.

                           The new system went live on May 3rd without event. It was well planned and well executed, on time and was in budget.

                           Turning now to the interventional business.
                           Interventional business revenue decreased 21 percent to $7.1 million in the quarter, reflecting primarily the harsh impact of customer CRM inventory overstock adjustments. Karen will comment on this later in the call.

                           The interventional business gross margin is 18 percent in the quarter, down 10 percentage points from Q2 of last year. The gross margin was negatively impacted by adjustment of overhead rates attributable to the lower production volumes this business is now experiencing and reduced labor hours directly related to the decreased revenue expectations for fiscal 2004.

                           The impact of overhead weight adjustments was an unfavorable six points in the quarter as compared to the same quarter of 2003. In addition, the effect of production variances caused four points of the margin decrease.

                           Interventional operating expenses decreased by $136,000, or eight percent in the second quarter compared to the prior year and are $557,000, or 26 percent below plan for the quarter. Our facility in Dorado, Puerto Rico added incremental operating expenses of roughly $36,000 in the second quarter as the facility was not yet operational until the end of April last year. We did increase expenses for selling and related activities to support growth initiatives within the interventional business. Offsetting these increases, research and development spending was down in the quarter.

                           The interventional business reported an operating loss of $323,000 in the quarter as compared to operating income of $814,000 in the second quarter of 2003. The operating loss in the quarter is the result of lower revenues magnified by the drop in the gross margin rate.

                           Moving to the balance sheet profile of Synovis as of April 30th. Cash, cash equivalents and short term investments totaled $41 million, a decrease of $3.1 million from October 31, 2003. Operating activities generated cash of $183,000 in the second quarter and used cash of $236,000 in the first six months of fiscal 2004.

                           Receivables, inventory and accrued liabilities represent the primary components of our working capital structure that drive cash. Increased accounts receivable used cash of $224,000 in the six-month period. Days sales outstanding in accounts receivable increased slightly to 44 days, up from 42 days at October 31, 2003.

SYNOVIS LIFE TECHNOLOGIES                                                 PAGE 4

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                           Inventories increased $861,000 in the first six
                           months of fiscal 2004, largely within the surgical business. This inventory increase reflects primarily higher production overhead rates for fiscal 2004 rather than increased units of inventory. This overhead increase arises from infrastructure needed to support process improvement initiatives both current and ongoing, as well as to support near and long term revenue growth.

                           The interventional business increased net inventories by only $140,000 in the first six months. This is in spite of un-applied overhead costs carried as a component of inventory due to the mechanics of applying annual standard rates to units produced as required by Generally Accepted Accounting Principles.

                           Product inventory levels within the interventional group have been reduced fairly significantly from those at year end October 31, 2003 as customers have begun to pull inventory that had been accumulated on their purchase orders.

                           In addition to receivables and inventories, the reduction of accounts payable and accrued expenses used cash of $1.3 million in this semi-annual period of fiscal 2004. Beyond these working capital demands, we invested $3.2 million in equipment and capacity with about two-thirds at the surgical business and one-third in the interventional business.

                           You will notice that we have classified nearly $21 million as short-term investments on our balance sheet as of October 30, 2004. These are investments that do not meet the criteria to present as cash equivalents under the accounting rules as they have maturities that extend beyond three months. They are held in highly liquid, low-risk commercial paper.

                           Debt at April 30th is still a negligible $240,000. As a result, we have a very strong balance sheet with over $75.8 million in shareholders' equity. Karen?

K. Gilles Larson           We expected and planned for revenue growth of 29
                           percent to 38 percent in fiscal 2004. This growth has been delayed. Transitional changes in our interventional CRM market and in our surgical gastric bypass markets have caused the delay. As a result, we are lowering our revenue guidance from the original
                           $74 million to $79 million to now $60 to $64 million.

                           We put infrastructure in place to support our growth and that infrastructure in the absence of our expected revenue growth is now reducing our earning capabilities. While we are cutting expenses where

SYNOVIS LIFE TECHNOLOGIES                                                 PAGE 5

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                           we see that it won't jeopardize the key growth
                           opportunities, our earnings estimates are impacted significantly; they are now expected to be in the range of 28 to 34 cents.

                           I'm going to discuss with you the factors behind our original guidance and our decision now to lower our guidance for fiscal 2004. I will discuss the interventional business first.

                           To understand how the interventional business fiscal 2004 expectations were developed, a historical perspective is useful. In fiscal 2002, the interventional business grew by 60 percent; the following year the business grew by 59 percent. In the second quarter of last year, this business recorded its highest quarterly revenue, $9 million. This $9 million represented a stunning 93 percent growth rate over the second quarter of 2002. The revenue growth rate in the first half of fiscal 2003 was nearly as stunning at 80 percent.

                           The interventional business' revenue growth rates began to slow in the second half of fiscal 2003, ending the year with a fourth-quarter gross rate of 27 percent compared to the previous year's fourth quarter.

                           When we presented our fiscal 2004 plan to our Board of Directors in August and gave annual guidance to the Street in mid-October, we were basing our guidance projections on an interventional business growth rate of 29 percent to 37 percent. This was a reasonable outlook given the apparently strong Cardiac Rhythm Management, or CRM, market which includes implantable cardio defibrillators, or ICDs, studies supporting ICD benefit for the broad patient population, discussions with customers, new business opportunities from our recently established device group and growth in our neuro businesses.

                           We were hit by a significant contraction in our CRM revenue basis as the first quarter of 2004 began to develop. The primary factor underlying the decrease in revenue we experienced was the overstocking of components by our customers during fiscal 2003, most predominantly CRM components. What followed was a sharp reduction in draws against existing purchase orders and a slowdown in new purchase orders leading to a decrease, not an increase, in interventional business revenue.

                           We were and are not alone in this predicament. For example, last Friday Wilson Greatbatch, a company with over $200 million in annual revenue providing components for the CRM, ICD markets, among other markets, lowered its revenue guidance for the year citing buildup of customer inventory around its ICD products.

                           Our interventional business has been seriously affected from the revenue line to the operating income line by the results of the CRM

SYNOVIS LIFE TECHNOLOGIES                                                 PAGE 6

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                           customer inventory buildup. The gross margin has
                           dropped as estimated labor hours were reduced and the applied overhead for labor hour was appropriately adjusted and rose significantly.

                           While interventional business revenues have grown by $2.3 million, or 48 percent between the first and second quarter of this year, they are not expected to improve at rate that allows us to maintain our outlook for this segment for fiscal 2004.

                           Our adjusted guidance reflects the potential for revenue in the interventional business to be $10 million to $14 million below our initially planned levels based on the rate at which CRM product shipments are expected to return to normal levels of growth. We are shipping product for this market and expect shipments will continue to increase as the year progresses.

                           There are, however, good things to report in the interventional business; precursors of better times ahead. Revenue in the interventional business has improved significantly since the first quarter of this year. In fact this is our fourth largest quarter of revenue.

                           Our interventional device unit is busy with customer projects. In addition they have more than an equal number of projects in the evaluation stage. Some of our active projects in this unit address new markets for us. These markets include orthopedic, urological and minimally invasive device opportunities.

                           Investment in infrastructure and staffing required to get this device unit off the ground and on a solid footing is a draw on resources this year, but should bear strong result in 2005 and make some contribution to revenue in the current year. In addition to customer devices, our device unit will handle our proprietary devices such as Navi-Glide, our steerable stylet which was cleared to market in the second quarter.

                           Caribe, our facility in Puerto Rico, has doubled its revenue between the first and second quarters of this year. Caribe's second-quarter revenue was $1.2 million, up from $600,000 in the first quarter.

                           Revenue from our precision engineering division grew by 44 percent to $722,000 in the second quarter when compared to the same period of last year. Almost all of this revenue comes from new markets, not CRM.

                           Now for the surgical business. We expected the surgical business revenue to grow at rate of between 26 percent and 35 percent in fiscal 2004. We expected the bulk of that growth would come from growth in the number of gastric bypass procedures with the balance of growth in the last half of the year coming primarily from lung volume reduction

SYNOVIS LIFE TECHNOLOGIES                                                 PAGE 7

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                           surgery and two new applications for Peri-Strips.

                           The number of gastric bypass surgeries projected in 2004 were quoted as an expected 110,000 to 150,000. While a verifiable number is not available for 2003, estimates are that between 80,000 and 100,000 gastric procedures were performed resulting in a 27 percent to 59 percent growth rate last year.

                           Gastric bypass appeared to be gaining momentum throughout fiscal 2003. A variety of factors have recently come into play that are constraining the gastric bypass opportunity. This developing situation, which we believe to be transitional, is expected to reduce our Peri-Strips revenue growth potential from gastric bypass surgery in 2004. As a result, we are lowering our expectations for the surgical segment by around $5 million.

                           The first-quarter revenue from Peri-Strips for gastric bypass surgery started off strong, with December closing as the largest month of Peri-Strip revenue in the company's history, $1.2 million. January Peri-Strips' revenue slowed markedly as a deep-pocketed competitor entered the market. Knowing Peri-Strips' competitive advantages, we saw the entrance of competition as a disruption of the market and did not expect it to dampen our prospects for fiscal 2004 in a material way.

                           We moved quickly against the competition, providing surgeons with comparative performance data between Peri-Strips and the competitive product. Peri-Strips are demonstrated to be notably superior to this competitor's product in all of the important risk reducing characteristics.

                           I can tell you today that we have been successful in our efforts. This competitor is an issue in less than 3 percent of our material bariatric accounts. Wherever a large market opportunity exists, competition is sure to come. We are continually investing in research, development and intellectual property towards the objective of maintaining our competitive advantage.

                           Recent estimates of bariatric surgeons puts the number of morbidly obese individuals now at 23 million, compared to the estimated 15 million just a year ago. However, waiting lists for gastric bypass surgery are long because most surgeons are at capacity. Individually they can't do more surgeries. Until there are more qualified surgeons, there can't be more procedures.

                           There was a time when there was a flow of general surgeons into bariatric practice, absorbing increasing patient demand. Many of the surgeons performing gastric bypass surgery have very low complication rates, others do not. Reasonably, liability insurers are refusing to cover surgeons with high incidences of complications. Some smaller hospitals

SYNOVIS LIFE TECHNOLOGIES                                                 PAGE 8

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                           have suspended or cancelled programs due to liability
                           concerns or the cost of complications which on average can run a quarter of a million on a per case basis. This has significantly reduced the number of surgeons moving into gastric bypass surgery and has forced some to leave.

                           A few among the hundreds of health insurance companies have made decisions not to cover gastric bypass after year end, notably the Florida and Nebraska Blues. All of these factors put gastric bypass in a transition that is causing a reordering of the gastric bypass surgery model.

                           The American Society of Bariatric Surgeons is promoting a Centers of Excellence model. Successful practices are recruiting qualified surgeons to join them which will increase their capacity. Some insurers are directing patients toward specific practices or Centers of Excellence which is causing other programs and practices to close. Some of the Centers to which patients are being directed are not yet prepared to absorb additional patients.

                           We believe we will again experience strong growth in the gastric bypass market once the capacity and providers' constraints have been resolved, especially as Peri-Strips have been shown to reduce the risk of leaks and improve burst resistance, thereby reducing complications related to the surgery which in turn lowers cost.

                           It is our opinion that this market will not go away. 23 million morbidly obese people are caught in the vicious and difficult battle with a life necessity, food. These individuals represent a powerful lobby. They expect and deserve equal treatment by insurers. At some point it is not just that they want a better life, they want a life. Gastric bypass surgery gives them that chance.

                           I had the privilege of observing two very skilled surgeons perform laparoscopic gastric bypass a couple of weeks ago. When the last wound from the laparoscopic instruments was closed, the person on the table began a new life. As an aside, these surgeons have extremely high success rates with little incidence of complications and they always use Peri-Strips. Their patients can plan on leaving the hospital less than 24 hours after the surgery.

                           There's also good news in the surgical business. We recently signed a distribution agreement with Life Optics to distribute the Varioscope, a head mounted microscope with significant benefits compared to other technologies currently in use. It is a perfect fit for our microsurgery business and has only the incremental cost of demonstration equipment and training.

SYNOVIS LIFE TECHNOLOGIES                                                 PAGE 9

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                           Between December 31, 2003 and February 17, 2004, we
                           filed four, 510(k)s. Early in the second quarter we received clearance of our 510(k) for our steerable stylet. In the last two months, we received clearance for two 510(k)s for surgical business products or new applications of products. These are for Peri-Strips for intestinal mesentery colon and colorectal applications and Peri-Strips for cardiac, specifically the left atrial appendage application, or LAA, a procedure to prevent stroke in patients undergoing cardiac procedures.

                           These two clearances open the door for the company to a combined $120 million U.S. market opportunity. And yesterday we received notification of clearance for the last of our four 510(k) submissions which covers the design change that is the basis for the Flo-Coupler. The clearance is for both micro and vascular indications.

                           With that, I'll take your questions.

Operator Thank you, ma'am. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star followed by one on your pushbutton phone. If you would like to decline from the polling process, please press the star followed by two. You will hear a three-toned prompt acknowledging your selection. Your questions will be polled in the order they are received. If you are using speaker equipment, you will need to lift the handset before pressing the numbers.

                           The first question comes from Patrick Donohue. Please go ahead.

P. Donohue                 Good morning.

K. Gilles Larson           Good morning, Patrick.

P. Donohue                 Karen, as we know, four factors drive your current
                           Peri-Strip sales: the number of gastric bypass surgeries, market share, average number of strips used and the price. What I'm getting out of the press release and your comments today is that the only factor is the lagging number of procedures.

                           I just want to make sure that's correct or has market share, number of strips or price played any part in this?

K. Gilles Larson           The lagging number of procedures is exactly what you
                           should take away from it.

P. Donohue                 Okay. And with the number of procedures last year,
                           80,000 to 100,000, real rough could you give us a feel for in your opinion what the number of gastric bypass procedures was in the first quarter and the second quarter and maybe how that compares as a run rate to last year?

SYNOVIS LIFE TECHNOLOGIES                                                PAGE 10

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K. Gilles Larson           No, those numbers aren't available to us. They come
                           through the American Society of Bariatric Surgeons and they generally collect them on an annual basis.

P. Donohue                 Okay. What incremental revenue could cardiac and
                           gastrointestinal add in 2004 and for Synovis where could that go in 2005?

K. Gilles Larson           We have a small amount of incremental revenue for the
                           cardiac applications, a little more than half a million dollars in 2004 because there is always the training phase, educating your sales force and getting your first centers going. Although this product has been used by a few high-profile surgeons, specifically Dr. Gillinov at the Cleveland Clinic had used it in more than 200 cases which was the basis for our submission.

                           Our sales channel, one of the things I discussed this when I made a presentation at your conference... you don't see a pop in the market when you have an independent distribution sales channel. It is not a push of product into the market, but more of a pull through the education of surgeons which is the reason for the lower number. There's a lot of talk about left atrial appendage so I think it will be more material, somewhat meaningful. Those are all soft words, but clearly more than we expect this year.

                           The intestinal application was not on our list of things that we presented as what we were going to do, and that could be very significant. It does have some application in gastric bypass, potential for another three staplings per surgery. Some surgeons are already using it in that regard. And then there's the whole market of general intestinal usages and, in addition, we are working on something else that will probably come to market near the end of fiscal 2005 that will be a real motivator of that market.

P. Donohue                 Okay. On interventional gross margin, would that have
                           been above 25 percent without the expansion in Lino
                           Lakes?

C. Magnuson                I don't think so. Patrick, this is Connie. When you
                           talk about the expansion in Lino Lakes, that was not a variable in any significant way here.

                           The expansion of the commitment of overhead cost that we made reference to were largely engineering talent that we had added to the personnel complement to be able to drive new business opportunities and manufacturing efficiencies. The expansion of 4,000 square feet of space was negligible in that context.

P. Donohue                 Okay. Thank you.

SYNOVIS LIFE TECHNOLOGIES                                                PAGE 11

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Operator                   Thank you. Our next question comes from Juan Noble.
                           Please go ahead.

J. Noble Good morning, Karen and Connie. Could you give us some sense of what activity you saw via the lung volume reduction surgery market? I was under the impression after talking to a few centers that they expected activity to become a little bit substantive in the March/April timeframe and I'm wondering how that relates to any revenue that you may have generated there.

K. Gilles Larson           I think that the revenue generated in the second
                           quarter related to lung volume reduction surgery is unchanged from previous quarters. But we are getting a sense of a few centers here and there that "are ready to roll," so I think we will see some earlier benefits from lung volume reduction, but there are just a few data points at this time.

J. Noble Okay. Now on the other Peri-Strip indication, left atrial appendage stapling. I understand that the approval is very recent and you're probably still doing missionary work on that. But again what kind of a sense are you getting with respect to possible near term uptake?

K. Gilles Larson           We are at the missionary stage, so it's too early to
                           comment on that.

J. Noble                   Alright. Thank you.

Operator                   Thank you. Our next question comes from Susan
                           Connolly. Please go ahead.

S. Connolly                Good morning. A question on the Life Optics thing.
                           Who will sell that? I was under the understanding there's not a significant MCA sales force, so I'm wondering how that will get ...

K. Gilles Larson           MCA has added quite a number of representatives to
                           its sales force over the last two quarters.

S. Connolly                So these are direct people or are they ...

K. Gilles Larson           They are independent reps.

S. Connolly                They're independent, okay.

K. Gilles Larson           But they are reps, not stocking distributors.

S. Connolly                Okay. And how many people work in that area?

K. Gilles Larson           I'm going to make a guess here. I saw probably eight
                           rep groups, so I'm guessing about 16 right now and we're filling in. There are about three

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                           other areas that aren't filled in, but not areas with
                           significant population.

S. Connolly                Okay, so they will just add this to their bank?

K. Gilles Larson           They will and it's a perfect fit in the call point.
                           It has sizeable revenue and it's almost all bottom-line drop.

S. Connolly                Has it been sold in the U.S.? What's the New York/New
                           Jersey thing?

K. Gilles Larson           That is a few that have been sold there.

S. Connolly                And so you can't have that market?

K. Gilles Larson           No, but we aren't concerned
                                   about that.

S. Connolly                Okay. Any nuggets you can give us on any of the other
                           biomaterial kind of biz, Veritas or ...

K. Gilles Larson           Veritas is growing, Tissue-Guard is growing,
                           Vascu-Guard is growing. There's some growth in all of those products. Veritas grew at 16 percent in the quarter, it continues to pick up.

S. Connolly                In which application, in the urology application?

K. Gilles Larson           That is the only major application, yes, and it's
                           primarily pelvic floor reconstruction prolapse.
                           There's going to be a program held, if it hasn't already been held, with a key surgeon who's used this regularly now who's an opinion leader, speaking to other surgeons about the product which we think will provide some nice benefits.

S. Connolly                Good. Okay and just switching over, if I may, to
                           gross margin. Connie, I think you made a comment about four of the points from the margin change on the interventional side having to do with manufacturing variances. Was I correct in understanding that those are manufacturing variances other than overhead variances?

C. Magnuson                That would be true.

S. Connolly                That seems like a large number. Is there a specific
                           material problem or is it due to new folks in the labor force? Can you comment anywhere on that?

C. Magnuson                There was a specific product that really drove the
                           majority of that and we are dealing with changes to the manufacturing process that will make it more efficient and will eliminate those variances. By the time we got to the end of the quarter, we were seeing an improvement in much of the variances that had occurred throughout the quarter. There is still one element of that that may continue into the early part of this

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                           next quarter, but it's getting a great deal of
                           attention.

S. Connolly                Okay. Can you give me any guidance as far as what
                           your goal is to get back up to gross margin lines on interventional by the end of the year?

C. Magnuson                We haven't stated a specific goal.

S. Connolly                Up though, right?

C. Magnuson                Maybe I'm stating the obvious. To confirm you
                           understood, I had not stated a number.

K. Gilles Larson           This was a huge drop in the gross margin and you can
                           see its effect on the rest of the results and it has to be turned around and we have an enormous amount of attention focused on making this happen.

S. Connolly                Okay. Thank you.

Management                 You're welcome.

Operator                   Thank you. Our next question comes from Michael
                           Martin. Please go ahead.

M. Martin                  Good morning.

Management                 Good morning, Michael. How are you?

M. Martin                  Okay. A couple of questions. Someone said it's easy
                           to predict anything but the future. The
                           disappointment here, in hindsight, which is always
                           20/20 vision, were there reasons to anticipate this sooner than you did in trying to analyze the market and the inventory of the customers and the capacity?

K. Gilles Larson           The answer is no. We would have reduced our guidance
                           at the end of the first quarter if we had information that would have led us to that path.

                           At the end of the first quarter we had every reason to believe we could still fall within our guidance range. We did not see on the horizon the change in the gastric bypass market and as you can see, it's a confluence of a multitude of factors, not just one thing and that's what's going to affect the surgical business.

                           We have some upside there, but I don't like to sell upsides or futures. It's not a good idea because you can't guarantee delivery of them.

                           The interventional business, our customers don't give us visibility to their inventory levels. And I think if you wanted to go read the Wilson

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

                           Greatbatch press release on Friday where they lowered their guidance, you'll see that we aren't alone in necessarily not having that information from the customers.

                           I think if you follow it through to its logical conclusion it's fairly obvious if they shared that information with us, it would give us undisclosed information potentially about their sales levels so it would not be prudent for them to do so.

M. Martin                  Given the foregoing, it sounds like it's very
                           difficult to get any sense of when this capacity in the gastric bypass is going to come to be and also what the inventory levels are going to be.

K. Gilles Larson           Well the inventory levels are improving, so we have
                           some sense. How long will it take to get back to 20 percent growth rates which would be expected to be the norm, something in that range, is uncertain. To try and guess at that could be very difficult right now.

                           In the gastric bypass market, I think it will resolve itself within six months, maybe nine months on the outside.

                           There is just enormous demand for this procedure. I have a couple interesting statistics. In a recent study, 83 percent of diabetic patients who were treated with gastric bypass surgery experienced a return to normal levels of fasting plasma glucose and glycosylated hemoglobin. In other words, it receded, it went into remission, 83 percent. And there's a study out of Canada on gastric bypass that shows that the procedure reduces the relative risk of death by 89 percent and that there is a 5.49 percent reduction in absolute mortality.

                           There are some insurance companies who for different reasons will make short-term decisions. This does not save them money in the long term. The two surgeons whose practice I had an opportunity to visit have 100 patients in every Thursday night that insurance has already been taken care of before they come to that meeting. It's just not going to go away and I think because of the demand and its success. It's in the hands of qualified surgeons.

M. Martin                  But if you don't have the qualified surgeons in terms
                           of capacity here now, how is that going change materially in six months?

K. Gilles Larson           They're going to pull qualified people into larger
                           hospital practices that are qualified as Centers of Excellence. They're going to be proctored by the surgeons with the good rates instead of someone who has just decided they want to go into bariatric surgery on Main Street USA setting up a program.

M. Martin                  Okay. Just quickly, two other things. Approximately
                           what percentage of

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                           your revenue is coming from new products this year?

K. Gilles Larson           I don't have that number in my head. I couldn't
                           guess.

M. Martin                  You couldn't guess, okay.

K. Gilles Larson           But we have a lot on stream.

M. Martin                  And your customer concentration, can you give us a
                           flavor of how that affected what transpired here?

K. Gilles Larson           The customer concentration has gone down because of
                           the retraction or contraction in that market, but it certainly had an effect on the interventional business. It was the basis for the effect from customer concentration.

                           There was one other market of overstocking involved and we do have a stated goal and our device unit is helping us towards that goal of reducing market concentration as well as customer concentration.

M. Martin                  Thanks very much.

K. Gilles Larson           You're welcome. Thank you.

Operator                   Thank you. Our next question comes from Dennis
                           Nielsen. Please go ahead.

D. Nielsen                 Good morning.

Management                 Good morning, Dennis.

D. Nielsen                 A couple of questions on adjustments to your outlook.
                           I don't know if you commented very specifically about what you're going to do with R&D. We had been looking for a fairly sizeable increase this year. Have you pared that back?

K. Gilles Larson           Yes. I'll let Connie do it, she has the details in
                           her head.

C. Magnuson                Dennis, this is Connie. The research and development
                           expenditures that we had talked about in the neighborhood of $5 million for this year, they will be trimmed and they have actually been a component of what has been under budget to date. Again, that is not on the basis of deferring critical projects.
                           Those things that are critical to the next steps including the Coupler project and expanding the sizes of the Coupler for cardiac applications are on track and are moving forward.

D. Nielsen                 Okay. Other operating expenses, those have been
                           growing some. Should we assume that the rate of that growth will stabilize some given

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                           your new outlook for the second half of the year?

C. Magnuson                In the context of ... again we don't provide specific
                           numbers between the top and the bottom, but let me just give you some texture I guess to that question.

                           I do expect, and as we had expected in the plan, there's a degree to which operating expenses on a quarterly basis may not always have the direct relationship that you might expect because of various timing of initiatives and obviously that's been magnified by the issues of revenue growth.

                           When I look out over the course of the whole year, I do not expect that operating expenses will be higher than they were last year as a percentage of sales.

D. Nielsen                 Okay, thank you. One other question on the
                           Flo-Coupler. You mentioned that you had gotten approval for that to incorporate a Flo-device. What is the next step now in getting that product to market?

K. Gilles Larson           Yeah, and that is news, Dennis, in the context of the
                           press release, this phone conference because we just received it yesterday. This is approval by the FDA in clearance for a design change which includes the scabbard that is the vehicle through which the measuring device is inserted.

                           As we had said in September, we expect clearance on the whole device which is the Coupler and the measuring device at the end of the calendar year. So we will be making a submission some time later in this year for the measurement part of that and again we're targeting calendar year for completion.

D. Nielsen                 Okay. Thank you very much.

Management                 You're welcome.

Operator Thank you. Our next question comes from Ross Strehlow. Please go ahead with your question.

R. Strehlow                Yes. Good morning.

Management                 Hi, Ross.

R. Strehlow                The one question that I've got pertains to your
                           interventional business. We were under the impression that your backlog was back in shape after the first quarter. Maybe you can talk a little bit more about what happened.

SYNOVIS LIFE TECHNOLOGIES                                                PAGE 17

K. Gilles Larson           Backlog represents less than, well about five-eights
                           of our business in a typical year. The customer, as I've explained before, can draw against that at their own discretion, so those things are what affected backlog. It is still the same volume.

R. Strehlow                Okay so the way the interventional business looks to
                           you now is that the backlogs are down and you expect that to start growing again?

K. Gilles Larson           No, I haven't said the backlogs are down. I'm going
                           to let Connie speak to this.

C. Magnuson                This is Connie. I'm not going to quote a specific
                           number relative to the backlog, but I think Karen's comment is exactly on track here. To the extent that the backlog represents purchase orders that we have received with future dates, the customers both accelerate those and push those out in terms of their anticipated timing of these "pulls" against those purchase orders.

                           To the extent that the customers are changing their underlying business dynamics, as we've made reference to with both the markets and the inventory issues, clearly they are pushing those out.

K. Gilles Larson           So against that we had said in the first quarter and
                           it was accurate that those backlogs were up about 25 percent. A good picture. And as we go forward they will begin to pull against those, so by year end we will see a benefit of that increase in backlog. But with the contraction in the front end, it's not enough to offset it.

R. Strehlow                Okay. My second question is given the significant
                           lower numbers than what the Street was expecting and you did pre-announce in the first quarter, why didn't you pre-announce this quarter?

K. Gilles Larson           The data point doesn't make a trend. We did not know.
                           We could not have given you enough information to do it accurately and we do not want to get in the habit of doing it. We don't give quarterly guidance. There had been a lot of expectations set early on so we wanted to bring those into balance in January.

R. Strehlow                Okay. Thank you.

Management                 You're welcome.

Operator                   Thank you. Our next question comes from Chad Simmer.
                           Please go ahead with your question.

C. Simmer                  Good morning, Karen. Good morning, Connie.

Management                 Good morning. How are you?

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

C. Simmer                  I'm doing well. Can you discuss how pricing works in
                           your interventional business? And I guess kind of my overall question is if your customers are running lower inventory, is there more opportunity for them to try to put pricing pressure back on to you and their other OEM suppliers?

K. Gilles Larson           There's always pricing pressure in the component
                           business. That's part of being in the business. We recognize this pricing pressure. We're developing the device unit where there is less pricing pressure and we are working at transitioning lower margin projects through Caribe where we have a much better labor base.

C. Magnuson                Chad, the other thing I might point out to you is
                           that typically what happens when we set prices with customers, particularly these significant customers at the beginning of the year, those prices are essentially set for a product that they are going to purchase over the course of the next year, so it isn't a renegotiation of pricing on a month-to-month basis so that variable wouldn't be playing out here.

C. Simmer                  Okay, so it's just really once a year that they could
                           come back with an opportunity to try to lower pricing?

C. Magnuson                On existing part numbers.

C. Simmer                  Okay. Thank you.

Operator                   Thank you. Our next question comes from Don Andersen.
                           Please go ahead.

D. Andersen                Hi, Karen.

K. Gilles Larson           Hi, Don.

D. Andersen                A couple of things. Why do you think it's so
                           uncertain on the resumption of the 20 percent growth?
                           Could you just talk about that a little bit?

                           And then I know somebody asked you about expectations for the cardiac area and Peri-Strips in 2005. I don't know if you answered that or not. Could you maybe just comment on that at least?

K. Gilles Larson           Yeah. The first question, Don, the uncertainty around
                           the resumption of 20 percent growth rates. We don't know how much our customers have in inventory, we don't know how much they're going to sell in the future - that all affects it. It has to do with their success in the market; it affects our success and the need for components from us.

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

                           In terms of the cardiac application in 2005, we haven't given any guidance for 2005, so those numbers are not available. I believe it's about, I want to say 58 million in the U.S. at just one stapling per left atrial appendage which is the definition of the market and then the remainder of that 120 million I quoted is in intestine so we'll just have to see. You'll have to see when we give that guidance out, but we haven't yet.

                           It's a good opportunity. Again it's getting it into the market and getting it in front of surgeons.

D. Andersen                So you really don't have an indication clearly or to
                           any even approximate level of the inventories that they have in that interventional business?

K. Gilles Larson           We do not and we don't know how their sales and
                           marketing group is performing which is the other element. In other words, if their sales and marketing kicks in and they have some successes, they will use up those components faster. If they don't do well, they'll use up those components slower. That all affects us.

D. Andersen                Yeah, okay. Thank you.

Operator                   Thank you. Our next question comes from Ed Fowler.
                           Please go ahead.

E. Fowler                  Good morning.

Management                 Good morning.

E. Fowler                  Just to go back on the competitor that Karen was
                           talking about, about three percent penetration into your market. What do you have to say about that? You still think that they are not going to be a problem?

K. Gilles Larson           That's correct. We have, and I don't know, I think I
                           said this in the last phone conference, we have competitive data that show the tensile strength of Peri-Strips, which is its strength before implantation, is five times greater than the competitive product, that the leak resistance is twice as great as the competitive product and that the burst resistance is 50 percent greater than the competitive product.

                           In addition, they've been promoting their product's re-sorbability, but it's actually not a benefit in this procedure because it absorbs at too quick a rate. We have done some tests that show that at 21 days, about 20 percent of the product's strength remains and at 28 days, about five percent of the product's strength remains.

                           We've had one incidence where a surgeon who had been using that product went back three weeks after surgery because of a complication

SYNOVIS LIFE TECHNOLOGIES                                                PAGE 20
                           and found that it was gone. This concerns them because people with diabetes are slow healers and surgeons will often then put them on liquid for a period of time so they don't put pressure in that stomach. So the fact that it goes away so quickly is a definite disadvantage.

                           We did as a demonstration for one of our surgeons simply put the product in a jar of saline solution. They describe their product as bioabsorbable which technically, scientifically means it's absorbed by enzymes. That is not correct, it is biodegradable - water and hydrolysis causes it to go away. We put some of their product in a jar of saline solution and came back 10 days later and its condition was enough to cause the surgeon to stop using their product.

E. Fowler                  Good. Just a couple more silly questions. You weren't
                           waiting for any orders at the end of the quarter that didn't come in, were you?

K. Gilles Larson           No, we don't do business that way. On the
                           interventional side, the orders come in as they come in. We have a lot of things in the pipeline. They depend on the development cycle, how quickly the prototyping is done, then it goes to the company and they do their experimentation with it and it comes back to us. We may do another reiteration, so in that regard, no, there's no visibility of a great nature to those orders except as the calendar year begins when these customers put their new purchase orders in place.

                           The second half of your question was related to orders in the surgical business. There are never any expected orders. Each of the distributors has their own unique ordering pattern depending upon what they have on their shelves and what their customers are using. And then in the case of the few independent reps in the surgical business in the bio materials side, it's strictly on what their hospitals are buying. Their hospitals order direct from us and then we pay the rep a commission.

E. Fowler                  Could you just comment, I know I've asked this
                           before, but with your large cash position, is the Board meeting and is the Board giving any consideration to buying stock?

K. Gilles Larson           You know they have not given any consideration to
                           buying stock. Of course they meet and always consider the things that are beneficial to the company and what is believed to be the best use of that cash.

                           As I have said many times before, acquisition is a significant part of our strategy. Cash of that nature allows us to consider acquisitions in a much broader range of size of company than we might have considered before and it seems wise to keep our powder dry for that prospect.

E. Fowler                  Okay.

SYNOVIS LIFE TECHNOLOGIES                                                PAGE 21

Management                 Thank you.

Operator                   Thank you. Our next question comes from Aaron
                           Lindberg. Please go ahead.

A. Lindberg                Good morning.

Management                 Hi, Aaron. How are you?

A. Lindberg                Excellent. A couple of just broad questions on the
                           interventional side of the business. Can you just help us understand a little bit around what percentage of the business is going to be made up from engineering, consulting, product design types of revenues versus just straight up product sales and your thoughts about how that may change over the coming years? Similarly just some visibility into strategy around new products, co-branding products with customers and just other partnering types of arrangements.

K. Gilles Larson           I'll comment on the co-partnering and then I'm going
                           to have Connie speak to you about the engineering aspect and you may need to repeat that question for her.

                           The first product obviously that gives us the potential to co-brand is the Navi-Glide steerable stylet and until such time as we cleared it to market, there was no reason to approach the customers, they weren't interested. We are experiencing, and I didn't put this in my conference comments because I really don't want to wind people up until I'm certain I can deliver on it, but there's a lot of interest in the product from a multitude of companies.

                           It has potential not only in the CRM market, but also in some surgical markets, but at this point it's interest not yet converted to sales.

                           And then on engineering and the percent of what that would be of our revenue going forward or part of our strategy, I'm going to let Connie comment as to what it might be today and what it would be going forward.

A. Lindberg                That'd be great. It just seemed that was one
                           particular area where you guys have a competitive advantage over other people in that marketplace versus just being a straight up OEM type of producer, really trying to add value from an engineering side so I'm curious what that strategy might look like.

K. Gilles Larson           Right and our precision engineering unit increases
                           our ability to rapid prototype which is part of that cycle of development.

C. Magnuson                Including the molding and the drilling tasks related
                           to that. Aaron, just

SYNOVIS LIFE TECHNOLOGIES                                                PAGE 22
                           let me confirm you're talking about the devices group?

A. Lindberg                Yes.

C. Magnuson                You want to know what percentage that is of our
                           business this year and how that might grow?

K. Gilles Larson           He was looking for the engineering component. I guess
                           I'll answer it for Connie.

C. Magnuson                I'm uncertain as to the question.

K. Gilles Larson           we use engineering as a conduit for our manufacturing
                           floor, in other words it's a driver. Engineering revenue, I'm going to just guess here, is probably at the low end. It's a small part, maybe five percent to seven percent of our total revenue -- and please hear the word "guess," "estimate."

A. Lindberg                No, that's fine. I'm not even as worried about the
                           actual size as just how you think that's going to impact going forward.

K. Gilles Larson           It is definitely our plan to add strength to that
                           unit and it is what faces our device unit because people come to us in that unit. And again devices are more complex, they require a higher level of engineering skill and they return more as a result.
                           So that is what's driving our device unit and will drive it in the future. People come to us they say, "I want to do this. Can it be done?" and then we start the process of seeing so. We will continue on that path. It is what makes us different and what in the long term will protect us from what we're experiencing now.

A. Lindberg                Okay, one last question in that same engineering
                           group. What have you seen as far as turnover in that group and then also has there been any meaningful additions as far as additional people in resources?

K. Gilles Larson           We have had zero turnover and we've added four to the
                           group.

A. Lindberg                Okay. Thank you very much.

Management                 You're welcome.

Operator Thank you. Our next question comes from Stuart Goldberg. Please go ahead with your question.

S. Goldberg                Good morning, folks.

Management                 Good morning.

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

S. Goldberg                I need a little clarification if you can. You were
                           talking about now having a run rate on your top line that would be all time high record revenues for you and after coming off of two quarters where they're severely depressed relative to record setting quarters previously. Can you just give us a little guidance either by quarter or by the second half by product line on how you think you get there because with the interventional business really in doubt, I wonder if you'll be able to go from having declining quarters to having record quarters.

K. Gilles Larson           You have to recognize, and I'm going to have Connie
                           talk because she has spent weeks going over these numbers before we adjusted our guidance, but last year we had a ramp in the first half. Say in the interventional business alone, the first half growth rate was 80 percent, so the first two quarters of this year were coming off against extremely strong quarters last year. By the time we get to the fourth quarter of this year that will be absolutely reversed.

                           I'll have Connie talk to you about sort of the process we went through here in re-forecasting.

C. Magnuson                This is Connie. I've been the person probably most
                           focused on this over the course of the last couple of weeks. The process of including input obviously from the business leaders that are involved with the direct sales of our products, whether that be indirectly through our independent distributors or whether it's the folks that are involved with the customer contacts within the interventional group, we have looked at a variety of attributes and have rolled those up.

                           You asked essentially whether we could get to a place where we were having record quarters by the end of the year, and obviously in the context of the guidance that we have given you, and you know where we're at today, it would suggest that those are going to be some excellent quarters in three and four on the top side in order to accomplish the kind of numbers that we are talking about in this second half of the year in getting to that annual guidance.

S. Goldberg                But what gives you that confidence? You've announced
                           some new products. You've announced some new distribution and you said you think that it'll be six to nine months on the interventional.

                           If you just say interventional's on hold, maybe growing slightly, what are the new product lines that are so large that substitute for that?

K. Gilles Larson           There's a lot of upside in the surgical business with
                           the new indications and there's potential that the gastric bypass market's problem will begin to resolve early. We had been asked about when we think it'll be resolved - six to nine months - but does that mean that there's nothing that happens in the meantime, does it not transition towards that

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                           resolution?

                           The gastric opportunity includes an immediate opportunity for the Peri-Strips in the intestinal applications and a lot of surgeons are speaking about LAA and now we have early indications that lung volume reduction surgery, which we had planned in the second half of the year, but we thought might be slow, might be a little stronger so those things bring it into focus.

                           In addition on the interventional side, we have several active paying customers in our device unit and as many more in quotes and we expect that some of those will deliver. We will get through the development cycle and deliver at least the development revenue and the prototype revenue first run qualifications by the end of the year.

S. Goldberg                Thank you.

Management                 You're welcome.

Operator                   Thank you. Our next question comes from Kevin Martin.
                           Please go ahead.

K. Martin                  Hi, Karen. How are you? I had a question here. Maybe
                           I don't understand, but it seems to me you're having a problem with the inventory and what the customers are using. Is that true?

K. Gilles Larson           Define having a problem with.

K. Martin                  You don't seem to know exactly what they're using,
                           when they're using, when they're going to reorder.

K. Gilles Larson           That's right.

K. Martin                  How many customers do you have, you have a few major
                           customers correct?

K. Gilles Larson           We have a few major customers.

K. Martin                  Well, wouldn't it pay to stay in close contact with
                           them and kind of find out what they're doing?

K. Gilles Larson           We talk to them every day. They don't share this
                           information. If they tell us what they're doing with inventory and parts all the time, they give us visibility to what their sales may be and they don't want to do that and we aren't the only ones ...

K. Martin                  What about what they've ordered in the past and kind
                           of trying to make an estimated guess as to how much they may have used over the last

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                           quarter or so?

K. Gilles Larson           That's certainly what we did is we gave our guidance
                           to the beginning of the fiscal year, they had used an enormous amount of product. We had gone from making one kanban or two kanbans in the first quarter of 2003, to making four and five.

                           A kanban is a week's supply of components for our customers' manufacturing force, so we were making four and five for them as we got to the end of the second quarter. As I say, an 80 percent growth rate with the majority of our business coming from the CRM market in the first six months of the year. We did not use that huge number when we planned our year going forward. We were in a range of 29 percent to 38 percent growth, so we did all the things we needed to do in the way that we could with the information available.

                           We had discussions with our customers. We talk to our customers every day. Obviously they're important to us. We have close contacts at more than the basic level with them. But again we weren't alone in being blindsided.

K. Martin                  Okay and you said that the gastric bypass surgery is
                           slow to work its way out and the newer products are coming on line slow. What do we have to look forward to, to either hold the stock or recommend buying it or the excitement of the future? It just doesn't seem like management's too excited right now.

K. Gilles Larson           Well, management's pretty excited, but they don't
                           want to wind the market up. We are going to be ...

K. Martin                  Wind the market up? I don't think you'll have a
                           problem with that.

K. Gilles Larson           We're going to be back to the kind of growth rates
                           we've experienced within the next year and a half I would expect. We have filled the product pipeline. We don't rest on our laurels. We don't rest on our deficiencies either.

K. Martin                  Okay and what about as far as using the money that
                           you have as far as an accretive acquisition or something?

K. Gilles Larson           I'm always working on that project and obviously I
                           can't comment whether we are in or not in a process.

K. Martin                  Okay. Thank you.

Management                 You're welcome.

Operator Thank you. The next question is a follow-up question from Susan

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                           Connolly. Please go ahead.

S. Connolly                Hi, Karen and Connie, again. Just with respect to
                           reducing your customer and market concentration you referred to earlier. Besides just making sense from a risk standpoint, is there some concern that some of your customers are either moving away from outsourcing or trying to develop a couple of other sources? Are you seeing any trends in that?

K. Gilles Larson           We don't believe they're moving away from
                           outsourcing. There may be some movement in the future to second sourcing, but it would not affect us in a material way.

S. Connolly                Okay. And then unrelated second follow-up question.
                           Do you have any feel for what the 110 on the low side of the gastric bypass procedure forecast might be with the restriction this year?

K. Gilles Larson           I think they'll come in on the low side of their
                           estimated growth in numbers, but it's hard to say. It just depends how fast they work this through.

                           For instance, this practice I was at, they're planning on adding another surgeon I believe in August. That will affect it in a couple months of the quarter. So how fast they can bring people on, can they find good people, how many hospitals - all those factors, it's so many pieces to come to one solid conclusion.

S. Connolly                Yeah, but the Bariatric Surgery Society is the one
                           promoting these Centers of Excellence?

K. Gilles Larson           Yes.

S. Connolly                Does this entail some sort of, this may be a silly
                           question, but some sort of training program or certificate or something to get these surgeons to a certain performance?

K. Gilles Larson           It's not the surgeons, it's the center and they have
                           a program that they are taking around to hospitals to establish the Centers of Excellence criteria and do you meet it and therefore you're good to go.

S. Connolly                I see. And insurers are directing people to those
                           Centers of Excellence?

K. Gilles Larson           Some are. For some this isn't a problem at all. The
                           reason I bring it up is the media likes negative news. The lower mortality rate, the reduction in diabetes, the thousands and thousands of successful surgeries don't mean anything when they can find one that's a problem.

                           I mentioned the Blues, these two Blues, because it's been in the news and a lot has been made of it, but for the most part I don't think it's an

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                           issue. There are more than enough insurance companies
                           that understand the value that will provide the coverage. The insurance companies recover their money in four years it's estimated.

                           But the complications are where it's the problem for them because that's why you need somebody who's really qualified in a controlled environment. And this one hospital I'm aware of that's had an insurer decide it's a hospital practice to direct its patients to them is not prepared to serve them right now. They need to get more surgeons on staff and make sure they're appropriately trained.

S. Connolly                Okay. Thanks a lot.

Operator Thank you. We have a follow up question from Chad Simmer. Please go ahead.

C. Simmer                  Karen, just to look at the gastric bypass market a
                           little more, I think that one time you had said
                           Peri-Strips are used in 25 percent of the procedures.

K. Gilles Larson           25 percent to 30 percent.

C. Simmer                  And then that being the case, why aren't we seeing
                           more market adoption given that they seem to have a fairly clear benefit?

K. Gilles Larson           First, you have to recognize that there are people
                           entering and leaving the market all the time, so that affects the rate of penetration in the market. If you add one surgeon and two leave, you don't get additional penetration.

                           The other thing is there are some surgeons that have done the procedure for years that say they don't need it, they use oversewing, but their complication rates are higher than those that are using Peri-Strips.

                           I know that at the ASBS there will be a series of presentations from this particular, one of the surgeons I had the opportunity to observe surgery with, and his incidence of complication is so small as to be almost non-measurable. His results are excellent and if this becomes a standard of practice, I think you'll see the surgery pick up dramatically. Surgeon-to-surgeon selling is good. Can everybody do it? No. So again, a lot of variables.

C. Simmer                  Alright. Thank you.

Operator Thank you and at this time we have no further questions.

K. Gilles Larson           I'm going to make one comment here. The question I
                           was asked about why should somebody buy and hold the stock because management

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                           doesn't seem very excited. Last year fiscal 2003, I
                           exercised a total of 56,000+ options. I paid the company $250,000 for the privilege of doing that and then I paid the federal government over $250,000 for having done it on paper profits. I hold every one of those shares and I hold them because I know what lies ahead for this company and I expect it to deliver on it fully. I am invested and I am a believer.

                           In closing I want to say we do not live in the past. As quickly as we left our successes of the past six years behind, we are moving forward from the deficiencies of the last two quarters. While we can't guarantee success in each quarter, we are committed to building shareholder value. Our recent deficiencies make us even more determined in our continual stream of new applications and products that support our determination and commitment.

                           Thank you. I appreciate all of you joining the call.

Operator Thank you. Ladies and gentlemen, this concludes the Synovis Life Technologies second quarter conference call. If you would like to listen to a replay of today's conference, please dial into 1-800-405-2236 and you will need to enter the access code of 578062 followed by the pound sign.

                           Once again thank you for participating in today's conference. At this time you may now disconnect.

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